EXHIBIT 4.1

                    AGREEMENT TO AMEND TERMS


     This Agreement to Amend Terms ("Agreement"), dated as of January 22, 1999 (the "Effective Date"), is by and between Selfcare, Inc. (the "Company") and each of the undersigned holders (the "Holders") of the Company's Series B Convertible Preferred Stock (the "Preferred Stock") and the Warrants issued by the Company on August 26, 1997 (the "Warrants").

     The terms of the Preferred Stock are set forth in a Certificate of Designations, Preferences and Rights that was filed by the Company with the Secretary of State of the State of Delaware on August 26, 1997 (the "Certificate of Designation"). The Company issued the Preferred Stock and the Warrants to the Holders pursuant to the terms of a Securities Purchase Agreement, dated as of August 26, 1997 (the "Securities Purchase Agreement").

     The Company and the Holders wish to amend the terms of the Certificate of Designation upon the terms and subject to the conditions set forth herein and, in connection therewith, to agree to certain other matters relating to the Preferred Stock and the Warrants.

     In consideration of the agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. STOCKHOLDER APPROVAL; AMENDMENT OF CERTIFICATE OF DESIGNATION; LISTING. The Company agrees to file, as promptly as reasonably practicable following the Effective Date (but in no event later than February 5, 1999), (A) proxy solicitation materials (the "Proxy Materials") with the Securities and Exchange Commission (the "SEC") seeking such approvals of the Company's stockholders as may be necessary in order to (i) amend the Certificate of Designation in accordance with the terms of the amendment to the Company's Certificate of Incorporation attached hereto as Exhibit A (the "Amendment") and (ii) allow the Company to issue shares of the Company's Common Stock (the "Common Stock") upon conversion of shares of Preferred Stock in excess of the Cap Amount (as defined in the Certificate of Designation) and list on the American Stock Exchange ("AMEX") an appropriate number of shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock (such approvals being collectively referred to herein as "Stockholder Approval") and (B) a draft of a listing application with AMEX requesting that no less than 2,600,000 additional shares of Common Stock issuable upon conversion of the Preferred Stock be approved for listing. The Company agrees to use its reasonable best efforts to call and hold a meeting of its stockholders (the "Stockholder Meeting") for the purpose of voting on the proposals set forth in the Proxy Materials on or before March 31, 1999; provided, however, that in the event the SEC reviews the Proxy Materials, such time period shall be extended to April 30, 1999 (such March 31 or April 30 being referred to herein as the "Stockholder Approval Deadline"). The Company shall, no later than the second Business Day immediately following the date on which the Company obtains Stockholder Approval, file the Amendment pursuant to Section 242 of the Delaware General Corporation Law, it being understood, however, that no amendment or change to the Company's Certificate of Incorporation shall be made unless and until the Corporation has obtained Stockholder Approval and all approvals necessary in order to list the number of shares of Common Stock specified above on AMEX has been obtained on or prior to the Stockholder Approval Deadline. "Business Day" shall mean any day on which the New York Stock Exchange, AMEX and commercial banks located in the city of New York are open for business.

2. STANDSTILL AND WAIVER BY HOLDERS. Each Holder agrees as follows:

     (a) During the period beginning on the date hereof and ending on the earlier to occur of (A) the Approval Date (as defined below) and (B) the date on which this Agreement terminates, such Holder will refrain from converting any shares of Preferred Stock to the extent that the number of shares of Common Stock issuable upon such conversion, when added to the number of shares of Common Stock previously issued to such Holder upon prior conversions of Preferred Stock, would exceed such Holder's Cap Amount (as defined in the Certificate of Designation). For purposes hereof, "Approval Date" shall mean the first date by which each of the following events has occurred: (i) the Company has obtained Stockholder Approval,
(ii) AMEX has listed the shares of Common Stock (subject to official notice of issuance) covered by the listing application described in Section 1 above, and (iii) all other approvals and filings that are necessary in order to effect the amendments to the Certificate of Designation and the listing of the shares of Common Stock contemplated hereby and to permit the conversion of all of the outstanding shares of Preferred Stock have been obtained or made. Notwithstanding the terms of the Certificate of Designation, during the period beginning on the date hereof and ending on the earlier to occur of (i) the Approval Date and
(ii) the date on which this Agreement terminates, the Conversion Price (as defined in the Certificate of Designation) applicable to any conversion shall equal the greater of (x) the Variable Conversion Price (as defined in the Certificate of Designation) in effect as of such date, and (y) $2.00 (subject to adjustment as provided in Article XI of the Certificate of Designation). Such Holder agrees that this Section 2(a) shall be binding on any transferee, permitted or otherwise, of such Holder's shares of Preferred Stock and, prior to or contemporaneous with any sale or other transfer of such shares, such Holder will obtain from the transferee its written agreement (to which the Company shall also be a party) to be bound by the terms of this Section 2(a), and any such sale or transfer shall not become effective unless and until such written agreement is obtained.

     (b) Such Holder will refrain from delivering a Redemption Notice (as defined in the Certificate of Designation) pursuant to
Article VII.A of the Certificate of Designation unless (i) the Approval Date does not occur prior to the third Business Day following the Stockholder Approval Deadline (the "Approval Expiration Date") or (ii) this Agreement terminates. Such Holder will regain the right to deliver a Redemption Notice pursuant to and in accordance with Article VII.A of the Certificate of Designation, in the case of clause (i) above, from and after the Approval Expiration Date and, in the case of clause (ii) above, from and after the effective date of such termination.

     (c) During the period beginning on the date hereof and ending on the earlier to occur of (i) the Approval Expiration Date and (ii) the date on which this Agreement terminates, such Holder will refrain from pursuing any claim (including without limitation any claims with respect to Article VII of the Certificate of Designation) that it may have against the Company as a result of any default, potential default or alleged default on the part of the Company which (x) exists on the date hereof or arises on or prior to the Approval Expiration Date under the Certificate of Designation, the Securities Purchase Agreement or the Registration Rights Agreement (as defined in the Securities Purchase Agreement), and (y) would be cured upon the Company obtaining Stockholder Approval and listing shares of Common Stock on AMEX as contemplated by the terms of this Agreement (any such default being referred to herein as a "Qualified Default").

     (d) Such Holder will, promptly upon receiving a written request from the Company at any time following the Approval Date (as long as the Approval Date occurs prior to the Approval Expiration Date), promptly execute and deliver a written release to the Company covering any and all claims that such Holder may have as a result of any Qualified Default.

     (e) Such Holder waives any rights under the Warrants relating to antidilution adjustments that would arise as a result of (i) the issuance of the Amended and Restated Subordinated Convertible Notes dated January 11, 1999 (the "Notes") or the conversion thereof in accordance with the terms specified in Exhibit A to the letter agreement, dated January 7, 1999 (the "Letter Agreement") by and among the Company and the Holder, (ii) the issuance of the Company's Series C, D or E Preferred Stock or the conversion of such preferred stock in accordance with the terms specified in Exhibit B to the Letter Agreement, or (iii) the transactions contemplated hereby, including the issuance of any shares of Common Stock upon conversion of any shares of Preferred Stock; provided, however, that such waiver shall expire in the event that this Agreement terminates prior to the Approval Expiration Date. Following each Holder's receipt of the Company's written request therefor, each Holder will promptly deliver its Warrant to the Company upon tender by the Company of, and in exchange for, an amended warrant that will be identical in all respects to such Warrant except that such amended warrant will provide that the holder thereof shall have no rights relating to antidilution adjustments as provided in this paragraph (e).

3. WAIVER BY COMPANY. The Company agrees that it will refrain from delivering to any Holder either (i) an Optional Redemption Notice (as defined in the Certificate of Designation) pursuant to
Article VIII.B of the Certificate of Designation or (ii) a Mandatory Conversion Notice (as defined in the Certificate of Designation) pursuant to Article IV.E of the Certificate of Designation unless this Agreement terminates prior to the Approval Expiration Date and, in the event of such termination, the Company will continue to refrain from delivering either an Optional Redemption Notice or a Mandatory Conversion Notice until the expiration of ten (10) Business Days from the date on which such termination occurs (assuming in such case that the Company is entitled on the date of the delivery of such notice to deliver such notice pursuant to the terms of the Certificate of Designation).
4. TERMINATION. This Agreement shall terminate automatically upon the occurrence of any of the following events (unless a waiver thereof is delivered by each Holder to the Company):

     (a) the Company fails to file the Proxy Materials with the SEC on or before February 5, 1999;

     (b) the Company fails to obtain Stockholder Approval on or before the Stockholder Approval Deadline;

     (c)  the Approval Date does not occur prior to the Approval
          Expiration Date;

     (d) as of the Approval Date, a registration statement is not effective and available to each Holder for the resale of all of the shares of Common Stock issuable upon (i) conversion of all of the shares of Preferred Stock and (ii) exercise of all of the Warrants then held by such Holder (assuming such conversion or exercise were to occur as of the Approval Date and without regard to any limitation on such conversion or exercise that might otherwise exist);

     (e) a Redemption Event (as defined in the Certificate of Designation) occurs, other than a Redemption Event arising under subparagraph (i) of Article VIII.A of the Certificate of Designation as a result of the failure by the Company to have a sufficient number of shares of Common Stock listed for trading on the exchanges or market specified in such subparagraph (i).

     (f) the Company breaches any of its material obligations hereunder and such breach is not cured within five (5) Business Days following receipt by the Company of written notice from any holder of Preferred Stock then outstanding; or

     (g) each Holder fails to receive, on or before February 5, 1999, the written agreement of each officer or director of the Company who beneficially owns at least 100,000 shares of Common Stock to vote the shares of Common Stock beneficially owned by such person on, and outstanding on, the record date for the Stockholder Meeting in favor of (i) the issuance of shares of Common Stock in excess of the Cap Amount (as defined in the Certificate of Designation) and (ii) the filing of the Amendment.

     Upon the termination of this Agreement, no party shall have any further obligation hereunder to any other party and each party shall retain all rights and remedies it may have at law or in equity under the Certificate of Designation, the Securities Purchase Agreement or the Registration Rights Agreement. Nothing contained herein shall affect the rights or remedies available to the Company, on the one hand, or any Holder, on the other hand, in the event of a breach of any term hereof by a Holder or the Company, as the case may be.

5. REPRESENTATIONS OF THE PARTIES. The Company hereby represents and warrants to each Holder, and each Holder hereby represents to the Company, that (i) such party has the requisite power and authority (corporate or otherwise) to enter into and perform its obligations under this Agreement, (ii) this Agreement constitutes the valid and legally binding agreement of such party, enforceable against such party in accordance with its terms and (iii) neither this Agreement nor the performance by it of its obligations hereunder will, in any such case, result in any violation of any provisions of its charter, bylaws or any other governing document as amended and in effect on and as of the date hereof or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any provision of any instrument or contract to which it is a party or by which it is bound, or of any provision of any Federal or state judgment, writ, decree, order, statute, rule or governmental regulation applicable to it, or an event which results in the creation of any lien, charge or encumbrance upon any of its or of any of its subsidiaries' assets.

6. REPRESENTATIONS AND AGREEMENTS OF THE COMPANY. The Company represents and warrants to, and agrees with, each Holder that (i) each document or report (a "Disclosure Document") filed by the Company with the SEC since December 31, 1997 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as of the date of the filing thereof with the SEC, conformed in all material respects to the requirements of the Exchange Act, and the rules and regulations thereunder and, as of the date of such filing, such Disclosure Document did not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) the Company has issued and sold the Notes and the Series C, D and E Preferred Stock, and has not granted any registration rights with respect to the Series C, D or E Preferred Stock or the securities into which such preferred stock is convertible and (iii) the capitalization of the Company, including its authorized capital stock and the number of shares issued and outstanding, is set forth on Exhibit B hereto.

7. OPINION OF COUNSEL. The Company agrees that, promptly following the filing of the Amendment, the Company shall deliver to each Holder an opinion of counsel addressed to such Holder and stating that, in reliance on a certificate received from the Secretary of State of the State of Delaware, the Amendment has been duly filed and is effective as of the date of such opinion.

8. HEADINGS. The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9. NOTICES. Any notice, demand or request required or permitted to be given by any party to any other party pursuant to the terms of this Agreement shall be in writing and shall be deemed given (i) when delivered personally or by verifiable facsimile transmission (with an original to follow) on or before 5:00 p.m., eastern time, on a Business Day or, if such day is not a Business Day, on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to a nationally-recognized overnight courier and (iii) upon actual receipt after deposit in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed to the parties as follows:

          If to the Company:

          Selfcare, Inc.
          200 Prospect Street
          Waltham, MA  02154
          Attn:  Chief Executive Officer
          Fax:  (617) 647-3939

          with a copy to:

          Goodwin, Procter & Hoar  LLP
          Exchange Place
          Boston, MA  02109
          Attn:  Stephen W. Carr, P.C. and Martin Carmichael,
                 III, P.C.

and if to any Holder, to such address for such Holder as appears in the Securities Purchase Agreement or as may be designated by such Holder in writing to the Company.

10. ENTIRE AGREEMENT; AMENDMENTS. This Agreement constitutes the entire agreement between the parties with regard to the amendment to the matters described herein, superseding all prior agreements or understandings, whether written or oral, between or among the parties, other than the Securities Purchase Agreement, the Registration Rights Agreement (as defined in the Securities Purchase Agreement), the Warrants and the other agreements and documents executed and/or delivered by the Company under or in connection with the Securities Purchase Agreement, the Registration Rights Agreement, the Certificate of Designation or the Warrants. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended except pursuant to a written instrument executed by the Company and the holders of at least two-thirds (_) of the shares of Preferred Stock then outstanding, and no provision hereof may be waived other than by a written instrument signed by the party against whom enforcement of any such waiver is sought.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first-above written.

                              SELFCARE, INC.


                            By:  /s/ Ron Zwanziger
                                -----------------------
                                Name: Ron Zwanziger
                                Title: President and Chief
                                Executive Officer


                            HOLDER NAME: Marshall Capital Management Inc.
                                         ---------------------------------

                            By: /s/ Allan Weine
                                -----------------
                                Name: Allan Weine
                                Title: President


                            HOLDER NAME: CC Investments, LDC
                                         --------------------

                            By: /s/ John D. Ziegelman
                                -----------------------
                                Name: John D. Ziegelman
                                Title: Director


                            HOLDER NAME: Capital Ventures International
                                         ------------------------------

                            By: Heights Capital Management, its
                                -----------------------------------
                                authorized agent
                                ----------------

                            By: /s/ Michael Spolan
                                -------------------
                                Name: Michael Spolan
                                Title: General Counsel and Secretary


                           Exhibit A to
                           Agreement to
                            Amend Terms

                    CERTIFICATE OF AMENDMENT
                               TO
                THE CERTIFICATE OF INCORPORATION
                               OF
                         SELFCARE, INC.

                (Pursuant to Section 242 of the
               Delaware General Corporation Law)

     Selfcare, Inc., a Delaware corporation (the "Corporation"), hereby certifies that the following amendment to the Corporation's Certificate of Incorporation (the "Amendment") has been duly adopted in accordance with Section 242 of the Delaware
General Corporation Law.

     The Certificate of Designations, Preferences and Rights of the Series B Convertible Preferred Stock filed by the Corporation with the Secretary of State of the State of Delaware on August 26, 1997 and incorporated into the Corporation's Certificate of Incorporation (the "Certificate") is hereby amended as follows:

     1. In Article I of the Certificate, the words "One Thousand U.S. Dollars ($1,000)" SHALL BE DELETED AND REPLACED WITH THE WORDS "[THE AMOUNT TO BE INSERTED WILL BE EQUAL TO THE PRODUCT OF (A) $1,000 PLUS PREMIUM ON EACH SHARE OF PREFERRED STOCK ACCRUED TO, BUT NOT INCLUDING, THE DATE OF THE AMENDMENT TIMES (B) 1.15]".

     2. Paragraph D of Article III of the Certificate shall be deleted in its entirety and replaced with the following:

          "`Conversion Price' means (i) on any date occurring from and after [THE DATE OF THE AMENDMENT] through and including July 20, 1999, the Fixed Conversion Price; and (ii) on any date occurring after July 20, 1999, the lower of (A) the Variable Conversion Price and (B) the Fixed Conversion Price; provided, however, that in the event that at any time following [THE DATE OF THE AMENDMENT] the Closing Bid Price for a share of Common Stock exceeds $3.25 (subject to equitable adjustment for the events specified in Article XI, A and B) for a period of ten (10) consecutive trading days and the Corporation delivers to each Holder, in accordance with the provisions of this Certificate relating to the delivery of notice, written notice of the occurrence of such event within five (5) Business Days after the tenth such trading day, "Conversion Price" shall mean, from and after the effective date specified in such notice, which date shall be at least thirty (30) days after delivery of such notice to each Holder, the Fixed Conversion Price, it being understood that after the date of such delivery and prior to such effective date, each Holder shall have the right to convert shares of Series B Preferred Stock at any time and from time to time at the lower of (A) the Variable Conversion Price and (B) the Fixed Conversion Price."

     3. Article III of the Certificate shall be amended as follows:

          Paragraph E thereof shall be deleted in its entirety and replaced with the following:

          "E. `Fixed Conversion Price' means $2.00, and shall be subject to adjustment as provided herein."

          Paragraph H thereof shall be deleted in its entirety and replaced with the following:

          "H.  `N' means the number of days from and including
          [THE DATE OF THE AMENDMENT]."

     4. In Section A of Article IV of the Certificate, the formula described in clause (i) thereof shall be deleted and replaced with the following:

                                FA + P
                                  CP

          where          FA represents the Face Amount of such share of
          Series B Preferred Stock,

          P represents the aggregate Premium accrued on such share of Series B Preferred Stock up to and including the Conversion Date, and

          CP represents the Conversion Price (as defined below) in effect on the applicable Conversion Date.

     5.   In the first sentence of paragraph (i) of Section B of
          Article IV of the Certificate, the following words shall be inserted in the parenthetical after the words "subject to a two (2) business day grace period":

          "or, if the Corporation does not have a sufficient number of shares of Common Stock listed on the principal exchange or market on which the Common Stock is then traded in order to effect the conversion of Series B Preferred Stock, a five (5) business day grace period"

     6. Section C of Article IV of the Certificate shall be amended as follows:

          (i)  In the first sentence of Section C, the words
               "limitations (each of which limitations shall be applied independently)" shall be deleted and replaced with the word "limitation".

          (ii) Paragraph (i) of Section C shall be deleted in its entirety.

          (iii)     The number "(ii)" at the beginning of
               paragraph (ii) of Section C shall be deleted.

     7. Section E of Article IV of the Certificate shall be amended so that the words "the Fixed Conversion Price then in effect" appearing in subparagraph (iii)(a) shall be deleted and replaced with "$13.9581 (subject to equitable adjustment for the events specified in
          Article XI, A and B)".

     8. Article VII of the Certificate shall be deleted in its entirety and replaced with the following:

               "VII. [Intentionally Omitted]"

     9. In subparagraph (iv) of Section B, Article VIII of the Certificate, the parenthetical shall be amended so that
          (i) the words "Articles V or VII" shall be deleted and replaced with the words "Article V" and (ii) the words "such Articles" shall be deleted and replaced with the words "such Article".

     10. Section B of Article VIII of the Certificate shall be amended as follows:

          (i) In the first sentence of paragraph VIII.B.(i), the words "for any five (5) consecutive trading days is less than $9.00" shall be deleted and replaced with the words "for any ten (10) consecutive trading days occurring after July 20, 1999 is less than $2.00".

          (ii) In the first sentence of paragraph VIII.B.(i), the words "following the expiration of such five (5) day period" shall be deleted and replaced with the words "following the expiration of such ten (10) day period".

          (iii) In the last sentence of paragraph VIII.B.(i), the words "115% of the Face Amount thereof" shall be deleted and replaced with the words "the Face
               Amount thereof".

     11. In Section C of Article XIV of the Certificate, all references to "Cap Amount" shall be deleted.
     12.  The following paragraph shall be added at the end of
          Article XIV:

          "NOTICES. Any notice, demand or request required or permitted to be delivered by the Corporation to any Holder or by any Holder to the Corporation pursuant to the terms of this Certificate of Designation shall be in writing and shall be deemed delivered (i) when delivered personally or by verifiable facsimile transmission (with an original to follow) on or before 5:00 p.m., eastern time, on a Business Day or, if such day is not a Business Day, on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to a nationally-recognized overnight courier and (iii) upon actual receipt after deposit in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed as follows:

          If to the Corporation:

          Selfcare, Inc.
          200 Prospect Street
          Waltham, MA  02154
          Attn:  Chief Executive Officer
          Fax:  (617) 647-3939

          with a copy to:

          Goodwin, Procter & Hoar  LLP
          Exchange Place
          Boston, MA  02109
          Attn:  Stephen W. Carr, P.C. and Martin Carmichael,
          III, P.C.

and if to any Holder, to such address for such Holder as appears in the Securities Purchase Agreement, dated as of August 26, 1997 by and among the Corporation and each of the purchasers named therein, or as may be designated by such Holder in writing to the Corporation."

     Except as specifically amended hereby, the Certificate of Incorporation (including without limitation the Certificate of Designation) shall remain in full force and effect in accordance with its terms. No amendment effected hereby shall apply to any event or circumstance occurring prior to the date on which this Amendment is filed with the Secretary of State of the State of Delaware and has become effective in accordance with the laws of the State of Delaware.


          [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, this Certificate of Amendment has been executed on behalf of the Corporation this ____ day of _______________, 1999.

                              SELFCARE, INC.


                              By:
                                Name:  _____________________

                                Title: ______________________